Exhibit 99.6

INSPRO TECHNOLOGIES CORPORATION

BENEFICIAL OWNER ELECTION FORM

INSTRUCTION

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the rights offering by InsPro Technologies Corporation (the “Company”) of subscription rights (“Rights”) distributed to the holders of record of shares of common stock and preferred stock of the Company as of the close of business on January 31, 2016 to subscribe for and purchase Units, as defined in the Prospectus. The Rights are described in detail in the Company’s Prospectus dated __________, 2016 (the “Prospectus”), which is attached.

This will instruct you whether to exercise Rights to purchase Units with respect to the shares held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions for Use of InsPro Technologies Corporation Subscription Rights Certificates.”

Box 1.        [  ]        Please DO NOT EXERCISE RIGHTS for Units.

Box 2.        [  ]        Please EXERCISE RIGHTS for Units.

	NUMBER	SUBSCRIPTION		PAYMENT
	OF RIGHTS	PRICE

Basic Subscription Right:	________ X	$240.00	=	$ ________	(Line 1)
Over-Subscription Privilege:	________ X	$240.00	=	$ ________	(Line 2)

Total Payment Required:			=	$ ______________
				(Sums of Lines 1 and 2 must equal total of amounts in Boxes 3 and 4.)

Box 3.        [  ]        Payment in the following amount is enclosed $ _________.

Box 4.        [  ]        Please deduct payment from the following account maintained by you as follows:

Type of Account	Account No.

Amount to be deducted: $

SIGNATURE(S)
Please type or print name(s) below:

Date: _________, 2016